EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings

CORYDON, Ind., July 26, 2021 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ: FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $2.7 million or $0.82 per diluted share for the quarter ended June 30, 2021, compared to $2.4 million or $0.73 per diluted share for the quarter ended June 30, 2020. The increase was primarily due to an increase in net interest income after provision for loan losses and noninterest income partially offset by an increase in noninterest expense.

Net interest income after provision for loan losses increased $699,000 for the quarter ended June 30, 2021 as compared to the same period in 2020. Interest income decreased $241,000 when comparing the periods due to a decrease in the average tax-equivalent yield on interest-earning assets from 3.61% for the second quarter of 2020 to 2.87% for the second quarter of 2021 partially offset by an increase in the average balance of interest-earning assets from $834.1 million for the second quarter of 2020 to $1.02 billion for the second quarter of 2021. The decrease in the tax-equivalent yield was due to the Federal Open Market Committee lowering interest rates during March 2020 due to the COVID-19 pandemic and an increase in the average balance of federal funds sold. Federal funds sold increased primarily due to increased balances in deposit accounts from stimulus programs and normal deposit growth.  Interest expense decreased $115,000 when comparing the periods due to a decrease in the average cost of interest-bearing liabilities from 0.27% for the second quarter of 2020 to 0.16% for the second quarter of 2021. This was partially offset by an increase in the average balance of interest-bearing liabilities from $607.9 million for the second quarter of 2020 to $730.5 million for the second quarter of 2021. As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent interest rate spread decreased from 3.34% for the quarter ended June 30, 2020 to 2.71% for the same period in 2021.

Based on management’s analysis of the allowance for loan losses, no provision for loan losses was recorded for the quarter ended June 30, 2021 compared to $825,000 for the quarter ended June 30, 2020. The provision for loan losses was higher in the second quarter of 2020 compared to the second quarter of 2021 due to changes to the qualitative factors within the Bank’s allowance for loan losses calculation related to uncertainties that surrounded the COVID-19 pandemic in the second quarter of 2020. The Bank recognized net recoveries of $9,000 for the quarter ended June 30, 2021 compared to $68,000 in net charge-offs for the same period in 2020.

Noninterest income increased $232,000 for the quarter ended June 30, 2021 as compared to the same period in 2020. This was primarily due to ATM and debit card fees and service charges on deposit accounts increasing by $174,000 and $102,000, respectively, when comparing the two periods.

Noninterest expense increased $547,000 for the quarter ended June 30, 2021 as compared to the same period in 2020. This was primarily due to increases in compensation and benefits expense, professional fees and data processing expense by $240,000, $171,000 and $112,000, respectively, when comparing the two periods.

Income tax expense increased $92,000 for the second quarter of 2021 as compared to the second quarter of 2020 primarily due to an increase in taxable income for the quarter ended June 30, 2021. As a result, the effective tax rate for the quarter ended June 30, 2021 was 15.4% compared to 14.2% for the same period in 2020.

For the six months ended June 30, 2021, the Company reported net income of $5.7 million or $1.69 per diluted share compared to net income of $4.5 million or $1.35 per diluted share for the same period in 2020.

Net interest income after provision for loan losses increased $773,000 for the six months ended June 30, 2021 compared to the same period in 2020. Interest income decreased $623,000 when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 3.82% for the six months ended June 30, 2020 to 3.00% for the same period in 2021 partially offset by an increase in the average balance of interest-earning assets from $797.9 million for the six months ended June 30, 2020 to $988.0 million for the same period in 2021. Interest expense decreased $295,000 as the average cost of interest-bearing liabilities decreased from 0.30% for the six months ended June 30, 2020 to 0.16% for the same period in 2021, while the average balance of interest-bearing liabilities increased from $589.6 million for the six months ended June 30, 2020 to $707.6 million for the same period in 2021. As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent interest rate spread decreased from 3.52% for the six months ended June 30, 2020 to 2.84% for the six months ended June 30, 2021.

Based on management’s analysis of the allowance for loan losses, the provision for loan losses decreased from $1.2 million for the six months ended June 30, 2020 to $75,000 for the six months ended June 30, 2021. The provision for loan loss was higher in 2020 compared to 2021 due to changes to the qualitative factors within the Bank’s allowance for loan losses calculation related to uncertainties surrounding the COVID-19 pandemic in 2020. The Bank recognized net charge-offs of $63,000 for the six months ended June 30, 2021 compared to $173,000 for the same period in 2020.

Noninterest income increased $1.2 million for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. The increase was primarily due to a $427,000 unrealized gain on equity securities during the six months ended June 30, 2021 compared to a $171,000 unrealized loss on equity securities during the same period in 2020. In addition, ATM and debit card fees and gains on loans sold increased $377,000 and $246,000, respectively, when comparing the two periods.

Noninterest expenses increased $529,000 for the six months ended June 30, 2021 as compared to the same period in 2020. This was primarily due to increases in compensation and benefit expense, professional fees and data processing expense by $268,000, $236,000 and $125,000, respectively, when comparing the two periods.

Income tax expense increased $321,000 for the six months ended June 30, 2021 as compared to the same period in 2020 resulting in an effective tax rate of 16.4% for the six months ended June 30, 2021, compared to 14.9% for the same period in 2020. As discussed above, the increase in the effective tax rate is primarily due to an increase in taxable income.

Total assets increased $61.1 million to $1.08 billion at June 30, 2021 from $1.02 billion at December 31, 2020. Investment securities and cash and cash equivalents increased $72.0 million and $8.1 million, respectively, from December 31, 2020 to June 30, 2021 while net loans receivable decreased $15.6 million during the same period. Deposit growth funded the increase in assets as deposits grew $61.1 million from $900.5 million at December 31, 2020 to $961.6 million at June 30, 2021. Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) increased from $3.2 million at December 31, 2020 to $3.3 million at June 30, 2021.   Additionally, the Bank is participating in the Small Business Administration’s (“SBA’s”) Paycheck Protection Program (“PPP”), and has originated approximately $62.4 million of PPP loans, including $16.5 million in second-draw PPP loans originated during 2021. The Bank has received payoffs on $39.0 million of PPP loans from the SBA, and as of June 30, 2021 had $1.1 million remaining in deferred fees related to PPP loans.

At June 30, 2021, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has eighteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com. The Bank offers non-FDIC insured investments to complement its offering of traditional banking products and services through its business arrangement with LPL Financial LLC, member SIPC. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses’ and governments’ responses to the pandemic on our operations and personnel, and on commercial activity and demand across our and our customers’ businesses, market, economic, operational, liquidity, credit and interest rate risks associated with the Company’s business (including developments and volatility arising from the COVID-19 pandemic), general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf. These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARIES
Consolidated Financial Highlights (Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
OPERATING DATA	2021	2020	2021	2020
(Dollars in thousands, except per share data)

Total interest income	$14,425	$15,048	$7,133	$7,374
Total interest expense	577	872	289	404
Net interest income	13,848	14,176	6,844	6,970
Provision for loan losses	75	1,176	-	825
Net interest income after provision for loan losses	13,773	13,000	6,844	6,145

Total non-interest income	4,990	3,776	2,552	2,320
Total non-interest expense	11,972	11,443	6,165	5,618
Income before income taxes	6,791	5,333	3,231	2,847
Income tax expense	1,115	794	497	405
Net income	5,676	4,539	2,734	2,442
Less net income attributable to the noncontrolling interest	7	7	4	4
Net income attributable to First Capital, Inc.	$5,669	$4,532	$2,730	$2,438

Net income per share attributable to First Capital, Inc. common shareholders:
Basic	$1.70	$1.36	$0.82	$0.73

Diluted	$1.69	$1.35	$0.82	$0.73

Weighted average common shares outstanding:
Basic	3,342,462	3,336,516	3,342,432	3,336,573

Diluted	3,346,624	3,349,079	3,345,359	3,347,871

OTHER FINANCIAL DATA

Cash dividends per share	$0.52	$0.48	$0.26	$0.24
Return on average assets (annualized) (1)	1.08%	1.05%	1.01%	1.08%
Return on average equity (annualized) (1)	10.19%	8.89%	9.80%	9.42%
Net interest margin (tax-equivalent basis)	2.88%	3.60%	2.76%	3.41%
Interest rate spread (tax-equivalent basis)	2.84%	3.52%	2.71%	3.34%
Net overhead expense as a percentage of average assets (annualized) (1)	2.28%	2.66%	2.28%	2.50%

	June 30,	December 31,
BALANCE SHEET INFORMATION	2021	2020

Cash and cash equivalents	$183,996	$175,888
Interest-bearing time deposits	6,193	6,396
Investment securities	355,482	283,502
Gross loans	491,387	506,956
Allowance for loan losses	6,637	6,625
Earning assets	1,018,497	947,123
Total assets	1,078,666	1,017,551
Deposits	961,581	900,461
Stockholders' equity, net of noncontrolling interest	112,413	110,639
Non-performing assets:
Nonaccrual loans	1,726	1,406
Accruing loans past due 90 days	52	59
Foreclosed real estate	110	-
Troubled debt restructurings on accrual status	1,388	1,732
Regulatory capital ratios (Bank only):
Community Bank Leverage Ratio (2)	8.79%	9.37%

(1) See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.
(2) Effective March 31, 2020, the Bank opted in to the Community Bank Leverage Ratio (CBLR) framework. As such, the other regulatory ratios are no longer provided.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance. Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company's ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Return on average assets before annualization	0.54%	0.53%	0.25%	0.27%
Annualization factor	2.00	2.00	4.00	4.00
Annualized return on average assets	1.08%	1.05%	1.01%	1.08%

Return on average equity before annualization	5.10%	4.45%	2.45%	2.36%
Annualization factor	2.00	2.00	4.00	4.00
Annualized return on average equity	10.19%	8.89%	9.80%	9.42%

Net overhead expense as a % of average assets before annualization	1.14%	1.33%	0.57%	0.63%
Annualization factor	2.00	2.00	4.00	4.00
Annualized net overhead expense as a % of average assets	2.28%	2.66%	2.28%	2.50%